Contact:	Michael Kirshbaum	The Advisory Board Company
	Chief Financial Officer	2445 M Street, N.W.
	202.266.5876	Washington, D.C. 20037
	jacobsg@advisory.com	www.advisoryboardcompany.com

THE ADVISORY BOARD COMPANY REPORTS
FISCAL YEAR 2009 FIRST QUARTER RESULTS

Company Reports Quarterly Revenue of $57.2 million, Earnings per Diluted Share of $0.36 and Contract Value of $232.3 million; Announces New Program Launch

WASHINGTON, D.C. — (August 5, 2008) — The Advisory Board Company (NASDAQ: ABCO) today announced financial results for the first quarter of its fiscal year ending March 31, 2009. Revenue for the quarter increased 12.0% to $57.2 million, from $51.1 million in the first quarter of fiscal 2008. Net income was $6.3 million, or $0.36 per diluted share, compared to $7.1 million, or $0.38 per diluted share, for the same period a year ago. Contract value grew 10.3% to $232.3 million as of June 30, 2008, up from $210.6 million as of June 30, 2007.

Frank Williams, Chairman and Chief Executive Officer of The Advisory Board Company, commented, “We are pleased that we achieved our quarterly targets for revenue and EPS; however, we fell short of our objectives on contract value growth.  While we continue to see robust member utilization of program services and ongoing strong renewal performance, we did see a decline in new business conversion rates across the quarter due largely to a more conservative spending posture across the membership. As a result, we have an aggressive plan in place to ensure that all our research agendas and program services are acutely on point, to drive optimal execution from a sales perspective and to continue to emphasize the strength of our value proposition in a more challenging macroeconomic environment.  With our senior team and broader organization intensely focused on these priorities, we feel confident that we have the right strategy in place to address these challenges and set up the business for future growth.”

Mr. Williams added, “I am pleased to announce the launch of our newest membership program, the Physician Management Performance Program.  Rooted in research feedback from member Chief Medical Officers, the program enhances hospitals’ ability to improve performance by providing unprecedented access to data and best practices on physician performance.  In national surveys, nearly 90% of hospital administrators indicate that physicians are a critical driver of hospital performance on key cost and quality metrics, highlighting the importance of engaging this constituency in outcomes improvement, particularly given growing trends toward transparency and pay-for-performance. Through best practice research and a web-based analytical tool which leverages technology from Crimson, the Physician Management Performance Program enables Chief Medical Officers to engage physicians in order to meaningfully impact critical quality and cost indicators. As always, this program has benefited from the advice and guidance of a stellar group of charter members, including BJC Healthcare, Fairview Hospital, Monmouth Medical Center, Covenant Medical Center, PinnacleHealth System and Huntsville Memorial Hospital.  We are very excited about its potential.”

Share Repurchase

During the three months ended June 30, 2008, the Company repurchased 179,621 shares of its common stock at a total cost of approximately $8.8 million. To date the Company has repurchased 5,313,928 shares of its common stock at a total cost of approximately $251.4 million.

Outlook for the Remainder of Calendar Year 2008

Based on performance during the quarter ended June 30, 2008, the Company is changing its annual revenue guidance for calendar year 2008 from $243 million to a range of approximately $232 million to $237 million. With the change in revenue guidance, the Company is also updating its guidance on earnings per diluted share for calendar year 2008 from $1.77 to a range of approximately $1.50 to $1.57. Included in the earnings per diluted share estimates is approximately $0.47 to $0.49 of share-based compensation and related expense for the full calendar year. The Company expects an effective income tax rate of approximately 32.3% for the remainder of fiscal year 2009. For the quarter ending September 30, 2008, the Company expects revenue in a range of approximately $57.5 million to $59.0 million, and earnings per diluted share in a range of approximately $0.30 to $0.33.

Web and Conference Call Information

The Company will hold an investor conference call to discuss its first quarter performance this evening, August 5, 2008, at 6:00 p.m. Eastern Standard Time. The conference call will be available via live web cast on the Company’s web site at www.advisoryboardcompany.com in the section entitled “Investor Relations” found under the tab “The Firm.” To participate by telephone, the dial-in number is 866.271.0675 and the access code is 94676012. Investors are advised to dial-in at least five minutes prior to the call to register. The web cast will be archived for seven days: from 8:00 p.m. Tuesday, August 5, until 8:00 p.m. Tuesday, August 12, 2008.

About The Advisory Board Company

The Advisory Board Company provides best practices research, analysis, executive education and leadership development, decision support tools and installation support services primarily to the health care industry, focusing on business strategy, operations and general management issues. The Company provides best practices and research through discrete programs to a membership of more than 2,700 organizations, including leading hospitals, health systems, pharmaceutical and biotech companies, health care insurers, medical device companies and universities. Members of each program are typically charged a fixed annual fee and have access to an integrated set of services that may include best practice research studies, executive education seminars, customized research briefs, decision support tools, and web-based access to the program’s content database.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on information available to the Company as of August 5, 2008, the date of this news release, as well as the Company’s current projections, forecasts and assumptions, and involve risks and uncertainties. You are hereby cautioned that these statements may be affected by certain factors, including those set forth below. Consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements, and reported results should not be considered as an indication of future performance. Factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, the dependence on renewal of membership-based services, dependence on key personnel, the need to attract and retain qualified personnel, management of growth, new product development, competition, risks associated with anticipating market trends, industry consolidation, variability of quarterly operating results, possible volatility in the Company’s stock price, the impact on our financials associated with some of our newer programs that are more dependent upon technology, share-based compensation expense under SFAS No. 123R including the effect of the amount, type and timing of future stock-based compensation grants, and various factors related to income and other taxes, including whether the District of Columbia withdraws the Company’s status as a Qualified High-Tech Company, as well as those risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008 and also disclosed from time to time in its subsequent reports on Form 10-Q and Form 8-K, which are available on the Company’s website at www.advisoryboardcompany.com in the “Investor Relations” section and at the SEC’s website at www.sec.gov. Additional information will also be set forth in the Company’s report on Form 10-Q for the fiscal quarter ended June 30, 2008, which will be filed with the SEC in August 2008.

Accordingly, readers are cautioned not to place undue reliance on forward-looking statements made in this news release, which speak only as of the date of this news release, and the Company does not undertake to update these statements, whether as a result of circumstances or events that arise after the date they are made, new information, or otherwise.

# # #

	THE ADVISORY BOARD COMPANY
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
	AND OTHER OPERATING STATISTICS
(In thousands, except per share data)
	Three Months Ended			Selected
	June 30,			Growth
	2008	2007		Rates
Statements of Operations
Revenue	$57,217		$51,104	12.00%

Cost of services (1)	28,554		24,288
Member relations and marketing (1)	12,398		10,612
General and administrative (1)	6,895		6,353
Depreciation and amortization	1,083		767
Income from operations	8,287		9,084	-8.80%
Interest income	1,204		1,537
Income before provision for income taxes	9,491		10,621	-10.60%
Provision for income taxes	-3,161		-3,540
Net income	$6,330		$7,081	-10.60%

Earnings per share
Basic	$0.36		$0.39
Diluted	$0.36		$0.38	-5.30%
Weighted average common shares outstanding
Basic	17,366		18,110
Diluted	17,720		18,795
Contract Value (at end of period)	$232,278		$210,622	10.30%
Percentages of Revenues
Cost of services (1)	49.90%		47.50%
Member relations and marketing (1)	21.70%		20.80%
General and administrative (1)	12.10%		12.40%
Depreciation and amortization	1.90%		1.50%
Income from operations	14.50%		17.80%
Net income	11.10%		13.90%

	(1) Effective April 1, 2006, the Company adopted Statement of Financial Accounting
	Standards No. 123R, “Share-Based Payment” (SFAS No. 123R), which provides the
	accounting rules for share-based compensation. During the three months ended June 30,
	2008, the Company recognized approximately $1.0 million in cost of services,
	approximately $0.6 million in member relations and marketing, and approximately $1.2
	million in general and administrative expense for share-based compensation related to
	the adoption of SFAS No. 123R and in employer taxes associated with the exercise of
employee stock options.	During the three months ended June 30, 2007, the Company
	recognized approximately $1.2 million in cost of services, approximately $0.7 million
	in member relations and marketing, and approximately $1.6 million in general and
	administrative expense for share-based compensation related to the adoption of SFAS No.
	123R and in employer taxes associated with the exercise of employee stock options. The
	Company has recorded all these expenses in the same line items as other compensation
	paid to the relevant categories of employees.
THE ADVISORY BOARD COMPANY
CONSOLIDATED BALANCE SHEETS
(In thousands)
	June 30,		March 31,
	2008		2008

	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents		$13,485		$17,907
Marketable securities		7,078		8,085
Membership fees receivable, net		98,071		81,538
Prepaid expenses and other current assets		3,301		3,860
Deferred income taxes, net		9,237		12,730
Total current assets		131,172		124,120
Property and equipment, net		30,471		22,897
Intangible assets, net		4,429		1,248
Goodwill		25,721		5,426
Deferred incentive compensation and other
charges		22,927		22,208
Deferred income taxes, net of current portion		5,364		5,142
Marketable securities		94,351		124,073
Total assets		$314,435		$305,114

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenues		$135,309		$134,465
Accounts payable and accrued liabilities		31,631		26,994
Accrued incentive compensation		4,329		10,032
Total current liabilities		171,269		171,491
Long-term deferred revenues		15,230		9,682
Other long-term liabilities		1,299		1,412
Total liabilities		187,798		182,585

Stockholders' equity:
Common stock		217		215
Additional paid-in capital		225,131		217,170
Retained earnings		119,354		113,024
Accumulated elements of comprehensive income		162		1,540
Treasury stock		-218,227		-209,420
Total stockholders’ equity		126,637		122,529

Total liabilities and stockholders’ equity		$314,435		$305,114

THE ADVISORY BOARD COMPANY
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
	Three Months Ended June 30,
	2008	2007
Cash flows from operating activities:
Net income	$6,330	$7,081
Adjustments to reconcile net income to net cash provided by (used in)
operating activities:
Depreciation	1,083	767
Amortization of intangible assets	192	57
Deferred income taxes	288	3,018
Excess tax benefits from share-based payments	-291	-2,008
Share-based compensation expense	2,803	3,409
Amortization of marketable securities premiums	224	194
Changes in operating assets and liabilities:
Member fees receivable	-8,119	-9,958
Prepaid expenses and other current assets	576	-710
Deferred incentive compensation and other charges	-719	-2,546
Deferred revenues	2,471	2,730
Accounts payable and accrued liabilities	1,071	2,625
Accrued incentive compensation	-5,703	-5,026
Other long-term liabilities	-113	184

Net cash flows provided by (used in) operating activities	93	-183

Cash flows from investing activities:
Purchases of property and equipment	-5,768	-1,380
Capitalized software development costs	-173	-89
Cash paid for acquisition, net of cash acquired	-18,592	—
Redemption of marketable securities	33,969	13,500
Purchases of marketable securities	-5,579	-2,000
Net cash flows provided by investing activities	3,857	10,031

Cash flows from financing activities:
Proceeds on issuance of stock from exercise of stock options	421	4,329
Repurchase of shares to satisfy minimum employee tax withholding	-390	-266
Proceeds on issuance of stock under employee stock purchase plan	113	115
Excess tax benefits from share-based compensation arrangements	291	2,008
Purchases of treasury stock	-8,807	-14,344
Net cash flows used in financing activities	-8,372	-8,158

Net (decrease) increase in cash and cash equivalents	-4,422	1,690
Cash and cash equivalents, beginning of period	17,907	13,195
Cash and cash equivalents, end of period	$13,485	$14,885